Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Caraustar First Quarter 2006 Financial Results - Live Webcast

Event Date/Time: Apr. 28. 2006 / 9:00AM ET

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar - VP, Treasurer, Controller

Mike Keough

Caraustar - President, CEO

Ron Domanico

Caraustar - CFO

CONFERENCE CALL PARTICIPANTS

Bill Hoffman

UBS - Analyst

Joe Stivaletti

Goldman Sachs - Analyst

Rich Schneider

UBS - Analyst

Bruce Kline

Credit Suisse - Analyst

Mark Connelly

Credit Suisse - Analyst

David Frey

Stanfield Capital - Analyst

Christopher Chun

Deutsche Bank - Analyst

PRESENTATION

Operator

Please stand by for Caraustar conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the program over to Bill Nix, Vice President, Treasurer, and Controller. Thank you.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thank you Jennifer and good morning. Welcome to the Caraustar first quarter 2006 conference call. On the call today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO. Before we begin the call I would like to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission. We have about 20 minutes of prepared comments and then we will open it up for questions. At this time I will turn the call over to Mike Keough.

Mike Keough - Caraustar - President, CEO

Thank you, Bill. And thank you all for joining us on this mornings call. We feel good about the quarter and I will work with Ron and Bill to add color and context to the press release. The quarter had many moving pieces that are part of our pre-announced transformation plan. The sale of the Company’s 50% interest in standard gypsum was completed early in the quarter. Keep in mind that we had no dividend distribution this

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

quarter from standard gypsum but we still incurred $5 million of net interest expense or right at $0.11 per share. This quarter we also sold our small petitions business to RTS because it was not a core competency. Clearly there has been plenty of work done this quarter to help sell two discontinued businesses, our coded recycle mill group and our contract packaging group.

We did announce last Friday that we’ve entered into an agreement with Cascades to sell our spray mill and the sale should close in the next three weeks after state and regulatory sign off. Activities to sell other CRV assets are ongoing, as well as discussions regarding our contract packaging business. On March 30, we announced the completion of amended and restated $145 million five-year senior secured credit facility. We also announced the call for redemption of our outstanding 9 and 7/8ths senior subordinated notes due in 2011.

You’ll hear more about these activities later in the call. I would like to add some operational comments before I hand the call over to Ron. As pointed out in the press release sales from continuing operations were up 6.4% Q1 to Q1, and up 11.5% sequentially. We had overall good volume, good demand for most products during the quarter and we ran our mills at a 98.4% operating rate. The industry also ran at a good rate coming in at 94.6%. The unaudited supplemental data that was part of the press release gives you a glimpse into the four segments that we break out. First, I will talk a little bit about tubes and core.

Tubes and core tons are up 1.2% Q1 to Q1 but we had a sizeable jump of 8.9% sequentially. This was the strongest tube and core quarter in the past five quarters. On the Folding Carton side. Folding Carton volume was off this quarter quarter, 7.3% due to one fewer location with the shut of our Palmer Massachusetts Folding Carton facility and the loss of a major account that was part of a bankruptcy proceeding last year. During the quarter this group also shut Caraustar Birmingham, Alabama location while integrating the purchase carton plant in Charlotte. The Birmingham business, by the way, has been also incorporated into the Charlotte plant and our St. Louis plant.

The Folding Carton first quarter volume was the strongest volume they’ve had in the past four quarters. Gypsum Facing Paper continues to be one of the big stories in Caraustar. Strength in this segment continues with shipments up 9.1% Q1 to Q1 and this included a five-day, unplanned shut down at PBL due to a power outage at the next door utility. And finally, on the converted products side, this segment had a good quarter with shipments up 1.7% Q1 to Q1 and up 7.7% sequentially. Summed up, we feel good about overall demand in the quarter and backlogs going into the second quarter are okay. We will talk a little bit more about that in my final comments.

On the pricing front, in the supplemental data you will see that our mill average selling price was down $2.10 Q1 to Q1 and up $2.30 per ton sequentially. Also, we reported that our tube and core average selling price was up $35 a ton Q1 to Q1 and also up $7.40 a ton sequentially. The rest of the story is that our trade tons in Q1 ‘06 were up $32 a ton and our intercompany tons were down $20 a ton based on an internal price adjustment.

On the pricing front, a little more color. We announced a $40 a ton URB. increase with an effective date of 3/10/06. This was an increase that rolled the past $25 a ton freight surcharge into a regular increase and we had a tag on additional $15 a ton increase. We’ve had good success with the conversion of the freight surcharge into a regular price increase, but the additional $15 per ton increase has been slow going. Overall, we believe that we picked up margin improvement through our integrated URB system.

I want to touch a little bit on Fiber and Fuel. Ron will do the same, but our overall Fiber costs have progressively fallen over the past few quarters and are down $21.10 a ton Q1 to Q1. And $8.90 a ton sequentially. OCC, which is about 50% of our furnished, I think it’s actually right at 47%, has moved up $15 a ton in the past 60 days according to publications. We’re obviously keeping our eyes on that. Mill fuel and energy costs have softened our Fiber gains as reported in the press release. Average mill energy costs are up $11.40 a ton Q1 to Q1, but did pull back to 8.90, did pull back $8.90 a ton sequentially. The June gas contract is selling south of $7 an Mmbtu and we’re monitoring the markets, but have yet to lock in on any long-term contracts. I’ll be back for some wrap up comments, but I would now like to turn the call over to Ron.

Ron Domanico - Caraustar - CFO

Thanks Mike and good day everybody. As Mike mentioned, in his opening remarks, Caraustar is in the process of a strategic transformation. While we are making significant progress, there are results on a lot of moving parts that complicate the transparency of our underlying performance. In the first quarter of 2006 Caraustar reported net income of $85.3 million. This included a pre-tax gain of $135.2 million from the sale of our 50% partnership interest in Standard Gypsum. This transaction and the associated financial impact are described in the 8-K filed with the SEC on January 17, of this year and you should refer to that for more details. We also recorded a $1.2 million pre-tax charge in cost of sales for accelerated depreciation related to the close of our Birmingham, Alabama, Folding Carton facility, and an additional $1.2 million pre-tax charge in SG&A for the settlement of a patent infringement lawsuit in our industrial and consumer products group. Excluding these items the adjusted net loss for the first quarter, 2006, was $750,000 *, or $0.03 * per share.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The timing difference between the sale of our 50% partnership interest in Standard Gypsum and the use of those proceeds to retire our senior subordinated notes had a material negative impact. $5 million of incremental net interest expense or $0.11 per share, was incurred in the first quarter of 2006 that will be eliminated following the call settlement in three days on Monday, May 1. Another timing difference was the acceleration into the first quarter of $1.3 million pre-tax, or $0.03 per share, of annual repair and maintenance expense. With capacity utilization rates increasing, we wanted to minimize the risk of unplanned downtime in the balance of the year. Taking into account the impact of these timing differences would result in an adjusted net income for the first quarter, 2006, of $3.1 * million, or $0.11 *per share. This is $0.04 more than the $0.07 per share in income from continuing operations recorded in the first quarter, 2005.

Favorable variance in the first quarter, 2006, versus last year, include $1 million pre-tax, or $0.02 per share, in higher Paperboard volume, $3.7 million, or $0.08 per share in lower fiber costs, and $4 million, or $0.09 per share, in higher Tube and Core margins. Unfavorable variances include $2 million, or $0.04 per share in higher energy costs, $1.9 million, or $0.04 per share in higher freight, 1.2 million, or $0.03 per share, in higher other manufacturing costs, which includes plastic shrink wrap, steel strapping, wood pallets, paper cores, et cetera, $1.5 million or $0.03 per share in the net impact of the loss of Standard Gypsum. We had $6.5 million in equity and income of unconsolidated affiliates last year, less the $5 million in net interest we talked about previously. Then, finally $400,000 or $0.01 per share from the unplanned downtime at PBL.

SG&A in the first quarter, 2006, was $33.7 million, up 1.8 million from the prior year. The entire increase is attributed to the one time pre-tax charge of $1.2 million mentioned previously for the settlement of a patent infringement lawsuit and a $0.5 million increase to the bad debt reserve. Increases in salary and wages, healthcare and pension expenses have been offset by cost take out initiatives.

Energy continues to be a major challenge for Caraustar. And despite record crude oil prices, fuel costs in our uncoated mill system went down from $72.50 per ton in the fourth quarter, 2005 to $68.18 per ton in the first quarter of 2006. Fuel costs are expected to decline further in the second quarter 2006. Our boiler fuel mix, based on BTUs, was 31% oil, 35% coal, 27% natural gas, and 7% electricity. In the first quarter we used 1.07 trillion BTUs of boiler fuel and 1.65 trillion BTUs of total energy. Our average cost for natural gas in the first quarter was $10.45 per Mmbtu and for oil was $8.65 per Mmbtu.. For perspective, last night the new front month June contract fell over $0.46, or 6.4% to settle at $6.80.

You may recall the natural gas peaked at $15.78 per Mmbtu just four months ago. We are very short in our energy position and based on current market conditions we expect approximately $1 million in lower fuel costs in the second quarter. Freight is not as volatile as energy and we’ve only seen a $0.03 per mile reduction in fuel surcharges since last quarter. The recent increases in crude oil prices don’t bode well for the outlook in freight rates, but its too soon to tell. I would expect that higher freight rates would erode about half of our energy savings in the second quarter.

As Mike mentioned, Fiber prices were very favorable in the first quarter, 2006. In fact, they are at the lowest level in eight sequential quarters. Compared to the first quarter 2005, our delivered fiber cost was down over $21 a ton. In that same time frame, publications recorded that OCC was down an average of $29 a ton. Unfortunately, the publications don’t consider freight and Caraustar’s fiber mix is only 40% OCC. Mixed paper accounts for 30%, DL K 15%, and news, 6%. And their price decreases were smaller in magnitude than OCC. Fiber prices have been edging up in the second quarter and should prove to be a negative variance going forward.

While I’m discussing components for the outlook for the second quarter I want to quantify that the extinguishment of the senior subordinated notes and one additional month of the associated incremental interest, will result in a $12 million pre-tax charge of approximately $0.26 per share in the second quarter of 2006. I will now turn it over to Bill to review cash flow, liquidity, debt, and working capital.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thanks, Ron. We’ve included an EBITDA line in the supplemental data sheet which will provide you with the base number for the past five quarters as we calculate it for purposes of our senior secured credit facility. And again, we’ll also provide you with a detailed calculation of the 8-K for today’s conference call. The calculation as per the new credit facility is consistent with that of prior periods. For the first quarter of 2006 EBITDA was 10.6 * million and consisted of pre-tax quarterly income of 124.6 million, plus interest expense of 10.1 million, plus depreciation and amortization of 6 million, less the income from PBL of 1.6 million. We had no JV dividends in this quarter. We also have to subtract the gain on Standard Gypsum of 135.2 million. And we add non-cash restructuring and impairment costs of 6.7 million. This compares to 14.3 * million for the same period a year ago and 14.1* million for the fourth quarter of 2005.

The primary reasons for the decline from the first quarter of 2005 to the first quarter of 2006 was a $2.9 million decline in EBIT due to energy and freight increases partially offset by fiber decreases, as Ron mentioned earlier, as well as, no cash distributions from joint ventures. PBL had

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

approximately $10 million in cash had the at the end of the quarter which the partners determined may be required for capital expenditure expansion products. We are evaluating alternatives for gypsum facing paper expansion. As PBL has expanded we expect that the existing cash balance should be sufficient to fund the expansion and we would expect these decisions to be determined within the next three months.

Turning to cash and available liquidity we ended the quarter with $300.4 million of cash including net proceeds from the sale of Standard Gypsum of 148.5 million, and other asset sale proceeds of about 6 million. On May 1, we will pay out 273 million which includes 13.5 million in call premium, 2 million in accrued interest for the month of April. Our current senior secured credit facility had 30 million in outstanding borrowings, as well as, $35 million fully funded under the term loan portion of the facility. Of the $35 million term loan 29.2 million is in long-term debt and 5.8 million is shown as current which is the amount that we will repay in 2006. Post redemption and after giving effect to the sale proceeds of 14.5 million, from spray paperboard and other assets, as well as, 11.3 million in outstanding letters of credit, availability should be approximately $73 million.

Capital expenditures for the quarter were 7.8 million compared to 4.5 million last year. The increase was primarily attributable to approximately 1.8 million of capitalized ERP costs and 1.7 million of operating leases that we paid off in connection with the sale of our petition business to RTS. Working capital, controllable working capital which we define as inventory plus accounts receivable less accounts payable, increased on a quarter over quarter basis. Accounts receivable increased due to volume and pricing increases while accounts payable decreased due to the timing of accounts payable disbursements. Inventory was relatively static. Year-over-year days payable outstanding were down 3.6 days at 34 days, days inventory outstanding down 1.7 days at 31 days, and days sales outstanding was up 1 day at 38 days. At this time I will turn the call back over to Mike Keough.

Mike Keough - Caraustar - President, CEO

Thank you, Bill. We feel very good about our strategic transformation plan and our accomplishments to date, but we are only halfway there. We’ve taken the tough decisions to exit nonstrategic businesses. The next step is to increase our financial flexibility by buying back more than half of our outstanding debt. Then we intend to expand our market leading position in providing lightweight and specialty gypsum spacing paper to the wallboard industry through increased state-of-the-art capacity and superior products at competitive costs. At the same time, the Company expects to reinforce its leading position in uncoated recycle boxboard URB, and converted products which include folding cartons, through highly disciplined capital investment in bolt on acquisitions. We are going to look a little bit into the second quarter. We don’t give guidance, but with all the changes underway I want to remind you that Caraustar will have the extinguishment charges associated Ron touched on, with the call of our senior subordinated notes.

Looking into the quarter we are seeing good volume. We see a marketplace that is prime for price increases. We do see, as Ron talked about, lower energy and probably escalating fiber costs. Unfortunately, that’s all I can say about the outlook at this time. At this point I would like to ask Jennifer to open up the call for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] We will take our first question from Bill Hoffman with UBS.

Bill Hoffman - UBS - Analyst

Good morning. Ron, I would like to thank you for the math challenge you presented us with. The first thing I want to get a handle on is, it looks like some of the discontinued numbers here and then you’ve also included PBL. Can you separate out the PBL sales volume for us and get a better sense of how that business is doing at this point?

Ron Domanico - Caraustar - CFO

Sure. I need to flip through a couple of pages to get to it.

Bill Hoffman - UBS - Analyst

And maybe while you are doing that Mike— .

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

While he’s doing that from a standpoint, PBL is running full. We are running obviously more gypsum facing paper than medium these days. We did have in the quarter the five days of unplanned down. We balanced some of that with some inventory that we had on the floor. And I think Ron is getting ready to get to the numbers.

Ron Domanico - Caraustar - CFO

Yes, Bill, in the supplemental data PBL gypsum facing volume in the quarter was 49,000 tons in 2006 versus 49.1 thousand tons in 2005. Total volume from the mill was 70.2 thousand tons in 2006 and 70.5 thousand tons last year. And we did have 5.8 down days due to the power out at the public utility next door. So quite frankly they did an excellent job of holding last quarters — I’m sorry, last year’s first quarter volume with less operating days.

Bill Hoffman - UBS - Analyst

Great. That’s helpful. Thanks. And then, Mike, I wonder if you could just talk a little bit about the URB business? It seems like you’ve got the freight surcharge put into the pricing, but can you just talk to us a little bit about why you think you are having so much difficulty getting prices up even when the business feels like it’s running relatively tight at this point?

Mike Keough - Caraustar – President, CEO

Well, I think overall, we’ve had pretty good success and I think we broke out our market tons. Clearly we did pull up and I think you have to look through and take a look at pass through, through tubes and cores and our selling price is clearly up there. I think you have a lot kind of the backdrop when you take a look at Caraustar and other folks in this industry. There’s a lot of moving pieces. There are plenty of assets for sale. And I think on balance I mean if you take a look at Caraustar, we are talking about the uncoated section, but we are selling CRB. And our book of business on that end has been pretty strong, too. Yet, we didn’t announce a price increase. Maybe that’s somewhere in the back of folks minds.

We are trying to sell the business and with that we are trying to hand over the book of business. I think there’s so many activities that have taken place on a one off company basis, I think people holding on to business? I think when you take a look at industry and operating rates being as strong as they are, again I do believe that price increases are ready to be announced with my guess on an individual basis. Everybody gets to make up their own mind. We did have good success in that $40 a ton increase, taking the $25 a ton which was the fuel surcharge, past increase and turning it into a price increase. So, we feel relatively good about our price recovery.

Ron Domanico - Caraustar - CFO

Bill, you mentioned PBL. As Bill said, the PBL. has about 10 million in cash at the end of the first quarter. We typically hold $3 million for operating purposes. And in a normal situation we would have expected to distribute about 3.5 million to each partner in the first quarter. If you add that 3.5 to the 10.6 * million in the EBITDA calculation Bill did you’d get the 14.1 * million that we did for the fourth quarter and pretty flat with the same period a year ago. So the underlying performance is pretty much in line.

Bill Hoffman - UBS - Analyst

Thank you.

Operator

We will take our next question from Joe Stivaletti with Goldman Sachs.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Joe Stivaletti - Goldman Sachs - Analyst

The only other question I had was if you could talk to us about what you are thinking for your capital spending this year.

Ron Domanico - Caraustar - CFO

Yes. Joe, we are limited to 30 million. But we are probably going to be below 25 and if I had to guess and it was consistent with the last call, we’ll be between 22 and 23. The spending in the first quarter as Bill mentioned there was $1.7 million recorded as CapEx that was really a flip of cash. We had to buy out the leases that were associated with the partition business and then we were paid for that business in cash, but it still showed up as CapEx. And then we did have $1.8 million in IT expending in CapEx that was primarily related to the implementation of our ERP project. That level of CapEx will be smaller in the three remaining quarters in the year. So, we’re still looking for 22 to 23 ballpark for 2006.

Joe Stivaletti - Goldman Sachs - Analyst

Are you, have you indicated, or are you able to indicate what you’re — broadly, what you are expecting in terms of the remaining proceeds from asset sales or a kind of a range or anything?

Ron Domanico - Caraustar - CFO

Yes, we haven’t given an estimate, but there are analysts, equity analysts, that cover Caraustar that have estimated that total proceeds from assets held for sale which are the CRB mills and the contract packaging operation would be in the area of $50 million gross. And Caraustar’s operating method is basically if we believe public numbers are in the ballpark plus or minus we don’t comment on them, but if we see information that we believe is significantly different from where we forecast the outcome to be then we come public with something. So we’re not saying that that number is right or wrong, but right now it’s probably in the ballpark.

Joe Stivaletti - Goldman Sachs - Analyst

Thank you.

Operator

We will take our next question from Rich Schneider from UBS.

Rich Schneider - UBS - Analyst

Hi. I was wondering if you could talk about PBL again. If you look at the fourth quarter, it looked like PBL contributed about $3 million of equity income and this quarter it’s about 1.6, if my math is correct. And that drop off of 1.5 million I was trying to understand where that came from. I know there was $400,000 of hit because of the five days that you had the outage due to the electricity situation. But, could you go through that? Is that seasonal?

Ron Domanico - Caraustar - CFO

The gypsum sales at PBL, again, we got a situation where we’ve got PBL as a joint venture and Sweetwater is wholly-owned. There was a mix swing in the first quarter where Sweetwater’s volume was up more than 30% as demand for specialty grades accelerated significantly combined with the inefficiencies last year with the installation of the wet end at Sweetwater. But, we had an increase of 9% in gypsum total. What I think you see, Rich, is a combination of a mix swing that may have been, I don’t know if it’s seasonal, I don’t think it’s long-term, but more specialty grades versus the lightweight grade in the first quarter. But those five days down, that 400,000 is probably a conservative number based on what we could have made and sold. What we did to calculate that number was say that the sales loss would be primarily medium, medium is at a much lower margin than gypsum facing paper. The reality is it could have explained the total difference. But right now, I would characterize it as the down plus a mix issue.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Rich Schneider - UBS - Analyst

Okay. Could you talk about what’s left in terms of remaining corrugated medium that you are producing at PBL and how long it would take to basically convert the whole mill over to gypsum facing from the remaining corrugated medium that you are producing?

Mike Keough - Caraustar - President, CEO

Probably the the way to take a look at it is it’s a mill that has, I think, capacity to run right at 300,000 tons, I think is the number that we put out there. And when we’re running and there’s good demand I think what we said is that we have right at an 85% run rate and it can fluctuate month to month of gypsum facing. So you can do the math on that. Right now, medium fits well. The container board folks have raised prices in the middle of the third increase. We have prices going up with medium. But, we do have open capacity if we were to convert that medium to gypsum facing.

Rich Schneider - UBS - Analyst

Okay. So,you have roughly 45,000 tons left and then—?

Mike Keough - Caraustar - President, CEO

We actually, Rich, have a little bit more. When we run gypsum facing we actually can run more tons so I would say there’s a little bit of flex upward in that number.

Rich Schneider - UBS - Analyst

Okay. So I guess you are looking out in terms of this possible capital spending to expand your position here at PBL out obviously more than a couple of years just looking at the growth in the market and the capacity that’s coming on stream, 45,000 or whatever the number is, is not going to do you over that time period from the demand standpoint.

Mike Keough - Caraustar - President, CEO

We have a couple of options. We obviously have a, it’s a joint venture. We have a very good partner in Temple-Inland. We are having discussions right now in terms of that particular mill looking at potential expansion opportunities. And we would like to obviously grow the capacity of that location leased cost and we are working on plans to do that. That is one option. The other option is to figure out how we get more through Sweetwater which is 100% ours. I think we have also stated publicly that we are investigating alternatives to grow outside of those two different locations. And without going into specifics we will leave it at that. Gypsum facing is core to what we want to do. We are very good at it and we believe it’s a segment that we are going to need additional capacity going forward to meet the demands of the industry.

Rich Schneider - UBS - Analyst

If you went ahead with your joint venture partner expanded PBL. the financing of that would be PBL’s financing. Isn’t that correct, the way you’ve done it previously rather than your having to commit more capital to it?

Mike Keough - Caraustar - President, CEO

Yes, that’s correct.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Rich Schneider - UBS - Analyst

Okay, and then if U.S. Gypsum proceeds with this, the talk of their expanding at, or, converting Menasha over to gypsum facing, how do you think that will affect the market or do you believe that there’s, the market is going to be quite big enough with all the capacity coming on stream in wallboard?

Mike Keough - Caraustar - President, CEO

I think if that location, if and when it comes up, and it appears it will, I think the strategy inside of USG is to take care of USG. I think what they will do is they will operate that machine and that machine will be a better asset than a number of machines they have in their system. And what we are assuming is that they will shut down internal, older machines and won’t be selling into the market. We don’t get to decide that but that’s kind of how we see it.

Rich Schneider - UBS - Analyst

And are you a key supplier to USG?

Mike Keough - Caraustar - President, CEO

No, we do have a position with USG. We’ve supplied then through the years. So, yes.

Rich Schneider - UBS - Analyst

Okay. Great. And just last couple of questions. Could you quantify your backlog? I mean across the board versus where they were at the beginning of the year?

Mike Keough - Caraustar - President, CEO

I would say we have pretty comparable outside of maybe giving real specific numbers I would say that we have comparable backlogs. When you get into the second quarter where I get a little bit concerned is when you take a look at two major holidays, Memorial Day and the Fourth, of July, what tends to happen if business tends to trail off, you will see tag on days where you will see extended down especially around, excuse me, — Fourth of July and we have Memorial Day coming up and we will see how that plays out. And the Fourth of July is kind of a put, what happens is it has the impact just based on I forget what day it hit this month, but when you take a look at finishing up June, sometimes people pull business into the second quarter and it impacts the kick off of the quarter is what I meant to say.

Rich Schneider - UBS - Analyst

And then lastly, downtime. You said you transferred downtime from second quarter to first quarter. Is there — what is your plans for the rest of the year? Obviously second quarter is going to be light. What does it look like in the third and fourth quarter?

Ron Domanico - Caraustar - CFO

Just let me clarify that. What what he did was we moved the maintenance repair, it was primarily roll covers for our paper machines which we planned to do throughout the year. And with the utilization rates above 98% and we had the time and the parts to do it we did it in the first quarter so that we wouldn’t have to do it later. So we were just preparing should the market pick up with only 1.6% capacity available we wanted to make sure we didn’t have to go down in the middle of that to repair a roll cover. Perhaps Mike can talk about the outlook for the rest of the year.

Mike Keough - Caraustar - President, CEO

The outlook for the rest of the year, we have depending on the business, we have a planned maintenance down here and there. From a mill standpoint I met with Tom Dawson who runs our mill group yesterday and I did take a look at the month of April and again going into the quarter, we feel relatively good that demand in the quarter should be consistent with what we saw in the first quarter.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Rich Schneider - UBS - Analyst

Great. Thanks.

Mike Keough - Caraustar - President, CEO

Thank you.

Operator

We’ll take our next question from Bruce Kline with Credit Suisse.

Bruce Kline - Credit Suisse - Analyst

Hi, good morning, guys. What is the timing, I don’t know if I was — I was off the call in the beginning, but the timing of the, when you might sell the rest of the Sierra Vista?

Ron Domanico - Caraustar - CFO

We said on January 1, that it would be within 12 months. And in Mike’s comments at the beginning of the call and in fact it was right at the beginning so you probably did miss it, he said that progress is being made. So we feel optimistic, but in M&A, Murphy is around and the devil is in the details. So I would like to say it will be done sooner rather than later but sometimes that’s wishful thinking but we are doing everything in our power to make that happen.

Bruce Kline - Credit Suisse - Analyst

You said on the M&A front in terms of other stuff going on and their box, recycle box, are you hearing stuff on traction? Are people getting more earnest about getting together or shutting down stuff? I think you mentioned that was a bit of an impediment, to some of the, I guess, URB price initiatives?

Ron Domanico - Caraustar - CFO

In the last, since November, Bruce, we’ve seen more activity by the industry in addressing the supply demand imbalance than I certainly have since my brief tenure in the industry. But, probably over the last five, six, seven years. So, we are seeing a lot of moving parts and so far that’s been good for the industry. We see that continuing.

Bruce Kline - Credit Suisse - Analyst

Okay. And just remind us you said, I wasn’t sure I got everything on the bank side. Besides the facility I think you said, can you review that one more time?

Mike Keough - Caraustar – President, CEO

On the — your question is specific to what segment?

Bruce Kline - Credit Suisse - Analyst

The bank size, the size of the term revolver.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Nix - Caraustar – VP, Treasurer, Controller

Right now Bruce it’s $110 million facility revolving credit facility, $35 million term piece. There’s $30 million drawn on the revolver. And the term piece is fully funded as well, total outstandings are 65 million.

Bruce Kline - Credit Suisse - Analyst

Okay. 35 term and 30 revolver?

Bill Nix - Caraustar – VP, Treasurer, Controller

Correct.

Bruce Kline - Credit Suisse - Analyst

And the availability you said was?

Bill Nix - Caraustar – VP, Treasurer, Controller

After we redeem the bonds and after we take the 14.5 million sale proceeds from spray paper board and other assets as well as consideration of 11.3 million in outstanding letters of credit, availability should be about $73 million.

Bruce Kline - Credit Suisse - Analyst

And remind us was there hedges out there you guys had?

Ron Domanico - Caraustar - CFO

We are very short. We only have brief forward contracts on the West Coast which are at very good rates, but they only go to mid-June and it’s only for less than 50% of our requirements. We feel very good about where the market is today, but it’s very volatile market so, we are going to continue to be short. We’re investigating the possibility of longer positions in the June area just because as hurricane season approaches there is a possibility that it could have another serious impact to the energy markets. And so, we’re evaluating and we will probably make some decisions in early June regarding locking in some portion of our energy requirements, perhaps out through a portion of next winter.

Bruce Kline - Credit Suisse - Analyst

And lastly, the PBL, can you help us with that cash and EBITDA for the quarter?

Bill Nix - Caraustar - VP, Treasurer, Controller

Yes, Bruce. PBL for the first quarter ended ‘06 had stand alone EBITDA of 6.2 * million of which our interest was 3.1.

Bruce Kline - Credit Suisse - Analyst

Okay. And do you have the fourth quarter? I have the rest of the period.

Bill Nix - Caraustar - VP, Treasurer, Controller

I’m not sure I have it with me.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - CFO

I’ve got it.

Bruce Kline - Credit Suisse - Analyst

Okay.

Ron Domanico - Caraustar - CFO

Fourth quarter for PBL was 100% was 5.7 million of FIFO D&A is 2. So 7.7 *million of EBITDA, on a 100% basis.

Bruce Kline - Credit Suisse - Analyst

Okay. And the debt and cash at the end of the first quarter?

Ron Domanico - Caraustar - CFO

There was no debt. The cash was $10 million.

Bill Nix - Caraustar - VP, Treasurer, Controller

But there is 50 million of debt at PBL.

Ron Domanico - Caraustar - CFO

I’m sorry the revolver debt was paid off.

Bruce Kline - Credit Suisse - Analyst

Okay. And the expansion in PBL, I think you said you might use some of that 10 million in cash, but how significant, that would be the capacity or that would be an upgrade of the products or quality or what? The $10 million doesn’t sound like it would by you that much expansion?

Mike Keough - Caraustar – President, CEO

Let me carve back on, this is a joint venture that we have with Temple-Inland and Caraustar couldn’t make a decision like that without the help of our partner. And right now we’ve started preliminary discussions and really goes back to Rich’s question in terms of how much capacity do you still have there? What are your plans going forward? We do have every belief that at some point in time we are going to close the delta and sell out PBL with all facing. And at that point, what we want to have is we want to have the capability of expansion. Right now we are going through a strategic review of that operation, Taking a look at what it would cost to get ex amount of tons out. But, you’re right, if it were a major expansion, it would take more than $10 million of cash.

Bruce Kline - Credit Suisse - Analyst

Thanks, guys. I will pass it on.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

We will take our next question from Mark Connelly with Credit Suisse.

Mark Connelly - Credit Suisse - Analyst

Thank you, just a couple of things. Ron, can you walk us through the internal adjustment on prices which looks pretty significant downward when the market is going up?

Ron Domanico - Caraustar - CFO

Yes, in fact Mike covered that in the beginning of the comments, Mark. What we did at the end of the first quarter, beginning of the second quarter last year, was change our internal transfer pricing which is approximately two-thirds of our tons on the URB system. We gave a $20 per ton reduction. Our external pricing, our trade tons year-over-year, are up over $32 per ton. What we’ve got is a mix issue. You saw the incredible margin expansion on the supplemental on data for tube and core of $51 per ton. Well, 20 of that came from the transfer price from our URB mills.

Mark Connelly - Credit Suisse - Analyst

Why was your transfer pricing that screwed up?

Mike Keough - Caraustar – President, CEO

Well, Mark, what happens over time, traditionally, you transfer a price inside your own system on a regular basis depending on how market moves up or down, and when we took took a look at where they were compared to the market we wanted to peg that internal price closer to the market. So we made that adjustment. I think it was Q2 of ‘05. Without going into great detail, we are taking prices up effective 5/1. So depending on what’s happening in the marketplace we take it up, down, and from time to time you take a look at what you are selling to the trade and how you are internally transferring. And most companies at some point in time make adjustments to true up and get it closer to market.

Mark Connelly - Credit Suisse - Analyst

So how often do you go back and double-check that because it sounds like you got just massively out of whack.

Mike Keough - Caraustar – President, CEO

I wouldn’t say that 20 bucks is massively out of whack.

Mark Connelly - Credit Suisse - Analyst

Okay. All right. We will agree to disagree on that. Can we talk about the new Folding Carton assets and the integration optimization process that you’ve got to go through there? Are those assets now fully integrated and ready to go or?

Mike Keough - Caraustar – President, CEO

Yes. The Charlotte plant which was purchased from Sunoco was a well equipped plant and it’s a small plant that fits well geographically and also, with a book of business, good book of business we had in the southeast. And with the purchase we had them looking at the Birmingham location. And we’ve done a couple of things. Number one, we’ve come off the curve in terms of the Charlotte location with Caraustar systems. There’s a good leadership team in place. We have put a Caraustar team member with that team there. So they are working well with our system. With the shut that we announced at Birmingham some of the Birmingham business has flowed into Charlotte and some of it has also flowed into our St. Louis plant.

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Mark Connelly - Credit Suisse - Analyst

And last on the tube and core business, can you talk about what’s happening there in terms of the mix of business that you are seeing sort of trendwise?

Mike Keough - Caraustar – President, CEO

Sure. One thing when we look at tube and core, we made an acquisition in the Fall of ‘02 when we purchased Snorkit stones tube and core locations. If you go back to the routes of Caraustar, Star Paper tube, it had a big book of business tied to textiles. As we all know, because of China and southeast Asia, a lot of those products have left the states and have gone in that direction. The beauty of the Snorkit stone acquisition, tube and core, that is, they had more balance. They had very little tie to textiles. They had more paper cores and they had more business tied to film. So with that acquisition we balanced that portfolio better. Not only did it give us better product application but it also gave us some geographic reach that we didn’t have. So it’s fit well.

I think what’s happened we still have locations in the southeast that are tied with textiles. We are looking at that. We’ll make probably a decision now and then to consolidate further in that segment. We’ve worked hard to position ourselves to be less dependent on textiles. Textiles continues to slow. Films is up. Paper core business has been pretty strong. And I think we announced this on last quarters call. We’ve had some real good growth with our construction tubes and some unique products we have in that segment. So those are the spaces we are spending our time on.

Mark Connelly - Credit Suisse - Analyst

Outstanding. Thank you very much.

Ron Domanico - Caraustar - CFO

Thank you, Mark.

Operator

We will take our next question from David Frey from Stanfield Capital.

David Frey - Stanfield Capital - Analyst

A couple of questions, just on the pricing, you indicated you’ve gotten a 25 out of the 40. Have you given up on the last 15 and settled on 25 or where does that stand?

Mike Keough - Caraustar – President, CEO

I would tell you, David, that we haven’t given up. The gentleman that runs that business, we’ve talked a lot about it. I think what happens reality sets in and you fight door to door to get as much as you can. And I think my comments that it was slow, go, that’s my way of saying that the $15 is far from a slam dunk.

Again, we felt pretty good that on most cases we had a chance to convert that $25 per ton fuel surcharge into a permanent price increase which by itself is pretty sizeable, so we feel really good about that. We’ll get maybe some trailing opportunities but I think to pick up sizeable increases on the URB side it’s probably going to come out of another announcement on an increase basis. Now we still do have the tube and core increase and I didn’t mention that in my comments but we announced a 6% tube and core increase I think on 2/22, with an effective date of 3/20. Now what happens on an effective date of 3/20, there might be contracts out there, there might be time periods in terms of it flowing through so we see more upside on increased prices on the tube and core side.

David Frey - Stanfield Capital - Analyst

And then where do you stand on Folding Carton? Do you think you will be able to get any price increase through on that?

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar – President, CEO

Folding Carton is a slightly different business than most that we are in where you don’t have any formal announcements. And what happens with that, it puts you in a different mode. I think with all that’s going on in the industry, I think you have got to look at — I don’t know look at that question from 20,000 feet, with us estimating CRB you are going to have better balance out there and with that I think ultimately CRB prices are going to go up. I think on the virgin side there have been announcements on the virgin side and I think the primary side drives most businesses and so I would tell you that I do expect to see price recovery in the folding area, too.

David Frey - Stanfield Capital - Analyst

Just the 6% approximates if you just look at your average mix, what are we talking on a dollar per ton basis?

Mike Keough - Caraustar – President, CEO

Well, keep in mind that when there is a 6% number out there you’ve got to be real careful because of openers based on contracts you can’t apply that across the board but it’s in the $50 range. If you got every percent on every ton it would be roughly 50 bucks.

David Frey - Stanfield Capital - Analyst

And I guess just back to someone’s earlier comments on the industry conditions at least what you and others have announced in this quarter feels a lot stronger. I think you said you are at 98% plus utilization, one of your competitors yesterday indicated they are at 96%. I guess I’m still not getting why, A., it’s such a dog fight to get that price increase, too, and B., relative to other commodity grades in the sector you sound much more cautious about the outlook than perhaps other people are.

Mike Keough - Caraustar – President, CEO

I think your read is a pretty fair read. I think there’s so many moving parts with so many different companies and clearly in this company, I think with no operating rates where they are my guess is, you are going to see future price recovery announcements and with that and with possible additional consolidation of operations going down I think there will be a better chance of that.

David Frey - Stanfield Capital - Analyst

But absent that, how you see the next quarter playing out, do you need some of those events to happen to get another price increase or is the market tight enough and demand firm enough that you think some people will start announcing that?

Mike Keough - Caraustar – President, CEO

I can’t speak for the other people but I think what we’ve said publicly in road shows any time you have mill operating rates north of 92, 93%, you have reasonably good market demand where you can announce price increases and execute. I think we’re in a spot right now where clearly the supply and demand is good enough for price recovery. That’s my gut feel.

David Frey - Stanfield Capital - Analyst

Great. And then on PBL, I just want to make sure I understood correctly, the 10 million in cash that’s down there now is sufficient to fund the expansion that you are contemplating?

Ron Domanico - Caraustar - CFO

It would be sufficient to fund the cash requirements for this year. It would not be sufficient to fund all of the expansion proposals that we are reviewing at this point in time.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

David Frey - Stanfield Capital - Analyst

And just can you give us any flavor for how much the total expansion might cost?

Ron Domanico - Caraustar - CFO

Well, the more you pay the more you get.

David Frey - Stanfield Capital - Analyst

Right.

Ron Domanico - Caraustar -CFO

If we were to expand fully which we believe we could probably add 100,000 tons capacity on top of the 300 we already have, we believe that project would be in the neighborhood of 60 million plus or minus, 6, 0.

David Frey - Stanfield Capital - Analyst

Right. And does that imply then that you don’t expect to take dividends out of PBL for the foreseeable future, or will you be back on the 3.5 million a quarter track going forward?

Ron Domanico - Caraustar - CFO

PBL is not the only expansion opportunity we are evaluating in gypsum facing paper. And we are looking at every imaginable option. That’s just one of them. So if a decision is made to expand in another direction then that cash would all be released other than the 3 million needed for day-to-day operations.

David Frey - Stanfield Capital - Analyst

But if you went forward with the PBL expansion then you would not be getting dividends for the next 50 million, presumably.

Ron Domanico - Caraustar -CFO

That’s correct.

David Frey - Stanfield Capital - Analyst

Okay. Great. And then how much working capital went along with the Sprague sale, networking capital? Was it 14.5?

Ron Domanico - Caraustar - CFO

I can pull it out here. The answer is, approximately 4 million in inventory, 7 million in receivables minus 7 million in accounts payable.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

David Frey - Stanfield Capital - Analyst

And about how much is, I guess I can dig it out when you release the Q. But how much would be in the remaining mills that you plan to sell?

Ron Domanico - Caraustar - CFO

The other two mills have a combined $1.3 million in inventory, $6 million in receivables and $4.7 million in payables.

David Frey - Stanfield Capital - Analyst

Right. And some analysts have speculated that Sprague was EBITDA negative. Can you give us any sense for the magnitude of that?

Ron Domanico - Caraustar - CFO

Analysts are smart.

Bill Nix - Caraustar – VP, Treasurer, Controller

David, it was in the neighborhood of $8 million for ‘05.

David Frey - Stanfield Capital - Analyst

Okay, and can you give me a sense on the other ones.

Ron Domanico - Caraustar - CFO

We reported the total for the group but, I would say that Writman is plus or minus zero and that Taima would probably be in the 5 million range, positive.

David Frey - Stanfield Capital - Analyst

Okay. Great. And then just the last comment you had made about gypsum facing paper being higher margin than the medium, but with $120 price increase on the market for liner board medium, is that still the case or do you have the opportunity to actually go the other way and produce a little bit more medium to take advantage of the strong market conditions there?

Mike Keough - Caraustar - President, CEO

No, three increases are very material and helps balance if you will will. And I think when we take a look at PBL location, the medium increases clearly will help us on, say, 15% of our business. What has historically been the case, David, is that medium brings better margins to the table on a per ton basis through most cycles. Right now we like it. Gypsum face.

Ron Domanico - Caraustar - CFO

The other dynamic that isn’t as obvious is that PBL can produce about 750 tons per day in medium and over 900 tons per day in gypsum facing paper. So, even though the margin per ton may be approaching the gypsum facing level, the total margin for the production is still better served with gypsum facing paper because you can produce more.

David Frey - Stanfield Capital - Analyst

I understand. I’m sorry I had one question just back on the pricing, I am trying to figure out on tube and core and folding carton, I guess the tube and core increase reflects this current increase on the paper side. Is that in front of this other increase or behind it?

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar – President, CEO

Let me take a look at the tube and core prices we have through the first quarter. They really had nothing to do with the announcements that we have on the Streets right now for the effective date, 3/20. So they were pre. So anything we get on that 6% will be additional.

David Frey - Stanfield Capital - Analyst

I guess a lot of factors and maybe it’s more on the folding carton side but the converted product prices increase following the underlying substrate price increases, does this $25 flow through, I guess to additional tube and core? It sounds like not then.

Mike Keough - Caraustar – President, CEO

Well, again, you touched on something. In most businesses you have a primary announcement and then you go make it happen on the conversion side and if you go back we announced that $40 a ton URB on 1/31/06, with an effective date of 3/10/06. And what we said on this call was that we had very good success on converting the $25 which was inside that $40 a ton into a permanent increase and it’s been slow, go, if you will, on the additional 15. I think the question you are asking is what does that mean on the tube and core announcement of 2/22/06, for an effective date of 3/20/06, it’s 6%. And I would tell you that it’s a little too early to tell.

David Frey - Stanfield Capital - Analyst

But then I guess I’m also asking on the, does that flow through in the folding carton at some point?

Mike Keough - Caraustar – President, CEO

No. On the folding carton side I think the last official CRB increase announced was 9/21/05, for 10/1, so it was a fall, ‘05 increase. I would tell you that that URB announcement in the tube and core execution really don’t affect the folding side. I think the announcements that are coming out specifically to CUK and to SBS, largely will drive and my guess is some follow-on CRB increases, I think that’s going to drive the pressure inside folding carton groups to get their prices up.

David Frey - Stanfield Capital - Analyst

Okay. Great. Thanks a lot for the time.

Mike Keough - Caraustar – President, CEO

Okay. Thank you, David. I think from a times sake, we probably need to come to a close unless you have someone in queue.

Operator

We do have some more questions in queue. We will take our final question from Christopher Chun with Deutsche Bank.

Christopher Chun - Deutsche Bank - Analyst

Thanks. I was wondering if you guys could comment on what the quarter might have looked like had Sprague not been there?

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS. AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - CFO

Sprague is not in the results, Christopher. We have a separate line on the P&L that covers all the discontinued ops.

Christopher Chun - Deutsche Bank - Analyst

Okay, very good. And then just from a strategic standpoint, I was wondering what your thoughts are currently about potentially becoming a full owner of TPL?

Mike Keough - Caraustar - President, CEO

I think what we said publicly is that gypsum facing paper is very critical to Caraustar on a go forward basis and I think when you take a look at in the light of the sales of our 50% interest and standard gypsum I think we’ve always felt that Temple-Inland was the long-term owner of that asset and I would tell you that what we’ve said as a management team and what we’ve said publicly long-term, we believe that that asset fits well, fits better with Caraustar.

Christopher Chun - Deutsche Bank - Analyst

Thanks for your help.

Mike Keough - Caraustar – President, CEO

Thank you. We are going to bring the call to a close. We appreciate the interest, the good questions, and we look forward to the next call. Thank you very much.

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “Reconciliation of Income (Loss) from continuing operations to Adjusted Net Income (Loss) and EPS Calculation”, “Reconciliation of GAAP Net Income (Loss) to EBITDA”, and “Joint Venture EBITDA Reconciliation”. These items were discussed on the Company’s conference call held April 28, 2006 regarding its financial results for the three months ended March 31, 2006. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted Net Income (Loss) and EPS Calculation

	2006 1st Qtr	2005 1st Qtr
Income from continuing operations before income taxes and minority interest (GAAP)	$131,641	$3,282
Gain on sale of interest in Standard Gypsum, L.P.	$(135,247)	$0
Accelerated depreciation expense	$1,200	$0
Litigation settlement	$1,200	$0
Restructuring and impairment costs	$15	$562

Adjusted (loss) income from continuing operations before income taxes and minority interest	$(1,191)	$3,844
Tax benefit (provision) at 37.8%	$450	$(1,453)
Minority interest	$(14)	$(25)

Adjusted net (loss) income from continuing operations (Non-GAAP)	$(755)	$2,366

Adjusted net (loss) income per share from continuing operations (Non-GAAP)	$(0.03)	$0.08

Diluted weighted average number of shares outstanding	28,937	28,927

Adjusted net (loss) income per share from continuing operations (Non-GAAP)	$(755)
Incremental net interest expense	$5,000
Accelerated repairs & maintenance	$1,300
Tax provision at 37.8%	$2,381

Adjusted net income from continuing operations (Non-GAAP)	$3,164

Diluted weighted average number of shares outstanding	28,937

Adjusted net income per share from continuing operations (Non-GAAP)	$0.11

Caraustar Industries, Inc.

Reconciliation of GAAP Net Income (Loss) to EBITDA

(in thousands)

	2006 1st Qtr	2005 4th Qtr	2005 1st Qtr
Net Income (Loss) -GAAP	$80,652	$(103,999)	$454

Plus: Tax Provision	$43,886	$(36,306)	$413

Plus: Interest expense-continuing operations	$10,096	$10,393	$10,677
Plus: Interest expense-discontinuing operations	$67

Plus: Depreciation and Amortization	$6,045	$7,359	$6,930

Less: Income from Unconsolidated Affiliates	$(1,591)	$(9,512)	$(8,356)

Plus: Distributions from Unconsolidated Affiliates	$0	$10,500	$4,000

Plus: Non cash Restructuring and Impairment Costs	$4,860	$135,619	$181

Plus: Loss on disposal of Partition business	$1,880

Less: Gain on Sale of Standard Gypsum, L.P.	$(135,247)

EBITDA (Non-GAAP)	$10,648	$14,054	$14,299

Caraustar Industries, Inc.

Joint Ventrure EBITDA Reconciliation

	2006 1st Qtr	2005 4th Qtr
Premier Boxboard Limited (100%):

Operating (loss) income	$4,177	$5,688

Depreciation and amortization	$2,037	$2,006

EBITDA	$6,214	$7,694

Caraustar’s 50% interest of EBITDA	$3,107	$3,847